                                                                  Exhibit (4)(k)


                              CERTIFICATE SCHEDULE

OWNER/PARTICIPANT: [John Doe]                      SEX: [M]   AGE AT ISSUE: [50]

ANNUITANT: [John Doe]                              SEX: [M]   AGE AT ISSUE: [50]

CERTIFICATE NUMBER: [12345678]                     CERTIFICATE ISSUE DATE: [ ]

PLAN TYPE: 403(b)

MAXIMUM ANNUITIZATION AGE: Age 90 or 10 years after Certificate Issue Date, whichever is later

MAXIMUM DISABILITY WAIVER ATTAINED AGE: 65

MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE: 80

MAXIMUM NURSING HOME OR HOME HOSPITAL CONFINEMENT RIDER ISSUE AGE: 80

MAXIMUM PURCHASE PAYMENT CREDIT ISSUE AGE: 65

PURCHASE PAYMENTS:           No payment can be made within 5 years of the
                             Maximum Annuitization Age. We reserve the right to reject any Purchase Payment.

     MAXIMUM TOTAL
     PURCHASE PAYMENTS:      $1,000,000 without our prior approval.

PURCHASE PAYMENT CREDITS:    3% for each Purchase Payment received from direct
                             transfers or exchange amounts on a tax free basis that were not transferred or exchanged from a MetLife product or any product of its affiliates during the first two Certificate Years. The
                             Purchase Payment Credit is not available if You are over age 65 on the Certificate Issue Date.

BENEFICIARY:                 As designated by you as of the Certificate Issue
                             Date unless changed in accordance with the Certificate provisions.

PRODUCT CHARGES:
     SEPARATE ACCOUNT:       We assess certain daily charges on an annual basis
                             to the percentages set out below of the average daily net asset value of each Investment Division of the Separate Account:

                             SEPARATE ACCOUNT CHARGES: 1.15%
                             -------------------------

                             ADDITIONAL SEPARATE ACCOUNT CHARGE ON INVESTMENT
                             ------------------------------------------------
                             DIVISIONS:
                             ----------
                             American Funds 0.25%

                             We reserve the right to impose additional Separate Account Charges on Investment Divisions that we may add to the Certificate at any future date. The addition for any Investment Division will not be greater than 0.25% basis points.

     DEATH BENEFIT
     RIDER CHARGE:           0.00%

     CERTIFICATE LEVEL:      Guaranteed Minimum Income Benefit Rider Charge:
                             -----------------------------------------------
                             0.35% of the Income Base.

     ANNUAL CERTIFICATE FEE: The Annual Certificate Fee is $30.00 each
                             Certificate Year. The Annual Certificate Fee will be deducted one business day prior to each Certificate Anniversary on a pro-rata basis from all of the Investment Divisions. No Annual Certificate Fee applies to the Fixed Interest Account during the Certificate Year. If a total withdrawal is made during the Accumulation Period, a pro rata portion (determined based upon the number of complete months that have elapsed since the prior Certificate Anniversary) of the full Annual Certificate Fee will be deducted at the time of the total withdrawal.

G.FFS (08/02)

                             No Annual Certificate Fee will be deducted if:

                             (1) Your Account Balance is at least $25,000 at the time the fee is deducted; or

                             (2) Your Purchase Payments during the last twelve months prior to the date the fee is deducted are at least $2,000; or

                             (3) If, on the last day of the Certificate Year, you are on medical leave approved by your employer and your employer has informed us in writing of your status; or

                             (4) If, on the last day of the Certificate Year, you have been called to active Armed Service duty and your employer has informed us in writing of your status; or

                             (5)  If we agree in writing that none would apply.

                             On the Annuity Calculation Date a pro-rata portion of the Annual Certificate Fee for the applicable portion of the Certificate Year will be deducted from the Account Balance as described above. During the Income Period, we reserve the right to deduct the Annual Certificate Fee of $30.00 each Certificate Year, pro-rata from each Income Payment.

SEPARATE ACCOUNT:            Metropolitan Life Separate Account E 403(b)

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: We reserve the right to limit the number of transfers per Certificate Year up to a maximum of 12 (excluding transfers resulting from our automated investment strategies).

There may be further limitations on transfers from the Fixed Interest Account to the Investment Divisions and transfers from the Investment Divisions to the Fixed Interest Account as set forth in the Fixed Interest Account Rider.

TRANSFER FEE: In the event that 12 transfers are made in a Certificate Year (excluding those related to our automated investment strategies), we reserve the right to deduct a Transfer Fee of up to $25.00 for each additional transfer in such Certificate Year. The Transfer Fee will be deducted from the Investment Division or the Fixed Interest Account from which the transfer is made. However, if the entire interest in the account option is being transferred, the Transfer Fee will be deducted from the amount that is transferred.

WITHDRAWALS: A Withdrawal Charge is assessed against your Account Balance. The Withdrawal Charge is calculated at the time of each withdrawal. The Withdrawal Charge will be determined separately for each Investment Division from which a withdrawal is made.

  Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES

IF WITHDRAWN DURING CERTIFICATE YEAR   % CHARGE
------------------------------------   --------
1                                          9
2                                          9
3                                          9
4                                          9
5                                          8
6                                          7
7                                          6
8                                          5
9                                          4
10                                         3
11                                         2
12                                         1
Thereafter                                 0

No withdrawal charge will be deducted in the event of:

1.   Payment of the Death Benefit

2.   Application of Your Account Balance to an Annuity Option;

G.FFS (08/02)

3.   Any waiver included subject to the issuance of a Rider;

4. Your severance from employment from the employer You had at the time You purchased this annuity, after five years from the Certificate Issue Date;

5.   Your retirement after five years from the Certificate Issue Date.

6. If the withdrawal is required for You to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore any other 403(b) Account Balances You may have. This exception does not apply if the withdrawal is to satisfy Section 72(t) requirements under the Internal Revenue Code;

7.   On a withdrawal after the twelfth (12th) Certificate Year; or

8. If You transfer your Account Balance to another MetLife approved funding vehicle and we agree in writing that none will apply.

FREE WITHDRAWAL AMOUNT: Each Certificate Year after the first, You can make a withdrawal of a portion of Your Account Balance free from any Withdrawal Charge. The Free Withdrawal Amount each Certificate Year is equal to 10% of the Account Balance, less the total Free Withdrawal Amount previously withdrawn in the same Certificate Year. The 10% Free Withdrawal Amount may be taken in an unlimited number of partial withdrawals during that Certificate Year. This amount is non-cumulative.

Each Contract Year after the first, a Withdrawal Charge will not be assessed against any withdrawals you make in which such withdrawals do not exceed the Annual Benefit Payment for that Contract Year under the Lifetime Withdrawal Guarantee Benefit Rider. For the first Contract Year, a Withdrawal Charge will not be assessed against any withdrawals you make in which withdrawals are equal to the Annual Benefit Payment for that Contract Year under the Lifetime Withdrawals Guarantee Benefit Rider only if the withdrawals are part of a Company systematic withdrawal program.

MINIMUM PARTIAL WITHDRAWAL: $500.00

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CERTIFICATE AFTER A PARTIAL
WITHDRAWAL: $2,000.00

ANNUITY OPTION INFORMATION:
---------------------------

1.   The Annuity Date must not be less than 30 days from the Issue Date.

2. For Variable Income Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 4.00%.

3. For Fixed Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at the Minimum Guaranteed Interest Rate for the Fixed Interest Account.

FIXED INTEREST ACCOUNT:

     MINIMUM GUARANTEED INTEREST RATE: 3.00% annually

ADMINISTRATIVE OFFICE:

MetLife
P.O. Box 990079
Hartford, CT 0619900079

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

Fixed Interest Account Rider for Variable Annuity
Death Benefit Rider (Standard)
Death Benefit Rider (Annual Step Up)
Guaranteed Minimum Income Benefit Rider
Purchase Payment Credit Rider
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Waiver of Withdrawal Charge for Disability Endorsement

G.FFS (08/02)